EXHIBIT 10.1



The Agreement ("Agreement") is entered into December 18, 2005 by the following parties:

     Party A: Wang Yuan Feng and Zhang Yu Kun, (the shareholders of Beijing Dong Fang Zheng Yi Film & TV Communication Co., Ltd. and Beijing Dong Fang Zheng Yi Film Investment Consulting Co., Ltd.)

     Address: Room 1708, Academy International Building No.1, Zhi Chun Road, Haidian District, Beijing, 100083, China

     Tel: 8610-82330889

     Facsimile: 8610-82330886

     Representative:       Wang Yuan Feng   Nationality: Chinese

     Party B: Navistar Communication Holding, LTD

     Contact Address: 4001 S DECATUR BLVD, SUITE 37-218 LAS VEGAS NV 89103

     Tel: 1.917.417.0538

     Facsimile: 212.310.1682

     Representative:       Don Lee                   Nationality:  U.S.A.

     (1) Party A is the sole shareholder of Beijing Dong Fang Zheng Yi Film & TV Communication Co., Ltd. and Beijing Dong Fang Zheng Yi Film Investment Consulting Co., Ltd. (Referred to collectively as "Dong Fang" hereafter), legally registered limited liability companies established according to the laws of the People's Republic of China ("China") laws, who authorizes its representative Wang Yuan Feng to represent Dong Fang to sign this Agreement; Party B is a legally registered limited liability company registered in U.S.A.

     (2) In Accordance with The Company Law of China, The Contract Law of China as well as other prevailing laws and regulations, Part B decides to take operation control of and make investment in Dong Fang, and invest in Dong Fang directly or indirectly through one of Party B's subsidiaries.


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1.   Representations and Warranties

     1.1. The representations and warranties jointly made by the both parties are listed as follows:

     (1) The both parties have all the relevant legal right and capacity and are qualified for signing and implementation of this Agreement, and at the same time, the signing and implementation of this Agreement will not violate any or all the legal documents such as regulations on the Company Regulation, Contract and Agreement which imposes certain restrictions on it.

     (2) The both parties have already carried out all the required actions or will do so, to obtain the consent, approval, authorization and permit required by signing and implementation of this Agreement.

     (3) In keeping with the principles of reliability and creditability and responsibility, both parties will make utmost efforts to work in close cooperation to promote the smooth implementation of this Agreement. The parties will follow the principles set forth within this Agreement, and will not impede the implementation of this Agreement.

     The representations and warranties of Party A

     1.2 The representations and warranties that Party A makes to Party B are listed as follows:

          (1) All the materials having been or to be provided by Party A are authentic, complete, accurate with no misleading information.

          (2) The registered capital of Dong Fang has been fully contributed; Dong Fang owns the legal ownership and use rights of the total assets.


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          (3)  Dong Fang has obtained necessary rights and permits,
               authorizations, approvals and consent required for media content production and business operation. The business scope of Dong Fang does not go beyond the operational scope approved as well as the rules of its articles.

          (4) Its financials statements as audited by its auditing firm according to the US GAAP are true and correct and fairly represent the operation results of Dong Fang.

          (5) Party A shall disclose all the mortgage of assets, sponsor and related lawsuits and arbitration as well as administrative penalties to which Party A is subject.

          (6) Additional Representations and Warranties: There will be no material change in the contributed assets and debt of Dong Fang and Party A will maintain normal cash flow for the operational activities;

     1.3 The representations and warranties that Party B makes to Party A are listed as follows:

          (1) All the materials having been or to be provided to party A are authentic, timely and complete.

          (2) Party B recognizes all the contracts entered into before this Agreement, and will cause the Joint Venture to duly fulfill the implementation of this Agreement.

     2.   Operation Control and Investment

     2.1 The scope of the capital assets of this cooperation refers to the total assets appearing on the financials of Dong Fang.

     2.2. As of the date of this Agreement, Party B shall assume the full operation control of Party A, including without limitation all aspects of Dong Fang's business operation, production, distribution and sale of products and shall have the complete power to appoint and change Dong Fang's top management staff and executives. Party B shall also nominate majority of Dong Fang's board members including its chairman.



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     2.3. Party B agrees to inject additional funding into Dong Fang either directly or indirectly. After the completion of investment from Party B, Dong Fang will become a subsidiary of Party B with Party B holds 70% of the total equity and Party A holds 30% of the total equity of Dong Fang.

     2.4  Standstill

     Party A shall not enter into any discussion of capital contribution and cooperation with any third party without the consent of Party B and shall avail itself for the acquisition transaction as provided in Section 2.2 above.

     3.   Arrangement of the transaction

     3.1. Party B shall make a total capital contribution of US$1,600,000 in cash to Dong Fang in a format agreed to by the parties within the next 180 days.

     3.2. Party B or its affiliated company shall make a payment of US$800,000 in cash to Mr. Wang Yuan Feng no later than 180 days after the signing of this Agreement.

     3.3. A total of US$6,2 00,000 worth of shares are going to be issued to Party A and their designees. The total shares are valued at US $6,200,000 at $1.00 per share to be paid to Party A within 10 days upon the signing of this Agreement.

     4.   Finance and taxation

     The transaction price set does not include the undistributed profits of Dong Fang before the ownership has transferred, which shall be owned by the original shareholders of Dong Fang. The specific definition of the undistributed profits of Dong Fang before the ownership has transferred is that the undistributed profits of Dong Fang on the day party A and Party B sign the Agreement and jointly recognized by the both parties plus the generated reasonable profits during the period of the day the Agreement is singed to the day the ownership has transferred to Party B.

     5.   Others


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     5.1. This Agreement is not allowed to be terminated on unilaterally.

     5.2. If any of the parties breaches the Agreement, the non-breaching party has rights to ask the other party for compensations due to breach of Agreement.

     5.3. If any dispute arises between the two parties, the dispute shall be negotiated and settled within 30 working days. If the negotiation fails, the two parties can seek arbitration as the exclusive remedy and such arbitration award shall be final, exclusive, binding and enforceable against the parties. The arbitration shall be held in Hong Kong before the arbitral tribunal under the auspices of the Hong Kong Chamber of Commerce using its procedural rules.

     5.4. For issues fails to be mentioned in this Agreement, the two parties may sign supplementary Agreement or attachment in writing, which forms effective components of this Agreement with the same legal effect. 5.5. This Agreement is in quadruplicate, with two copies held by each party. Party A: Authorized representative:

     Party B:

     Authorized representative:





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